Exhibit (a)(4)

Item 13(a)(4):

On June 20, 2018, the Board of Trustees for Innovator ETFs Trust II (“Trust II”) (formerly Elkhorn ETF Trust) selected Cohen & Company, Ltd (“Cohen”) as the independent registered public accounting firm of Trust II. For the year ended March 31, 2018 and for the period May 23, 2016 (commencement of operations) through March 31, 2017, neither Trust II nor anyone on their behalf has consulted Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Trust II’s financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said item 304).

Grant Thornton LLP (“GT”) resigned as the Trust II independent registered public accounting firm upon completion of the March 31, 2018 audit of Innovator S&P Investment Grade Preferred ETF (“EPRF”) (a series of Trust II). For the year ended March 31, 2018 and for the period May 23, 2016 (commencement of operations) through March 31, 2017, GT reports on EPRF financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. For the year ended March 31, 2018 and for the period May 23, 2016 (commencement of operations) through March 31, 2017, there were no disagreements with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such years. For the year ended March 31, 2018 and for the period May 23, 2016 (commencement of operations) through March 31, 2017, Trust II had no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

Trust II has requested that GT furnish it with a letter addressed to the Securities and Exchange Commission stating whether GT agrees with the statements contained above. A copy of the letter from GT to the Securities and Exchange Commission is filed as an exhibit hereto.